UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 13, 2025, Air Products and Chemicals, Inc. issued the following press release and posted the same to its websites, https://www.voteairproducts.com/ and https://www.airproducts.com/:

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products Sends Letter to Shareholders Highlighting Reasons to Support Its Board Nominees

Strongly Disagrees with ISS’ Opinion Published Today

Urges Shareholders to Vote “FOR” ONLY Air Products’ Nominees on the WHITE Proxy Card

LEHIGH VALLEY, PA – January 13, 2025 – Air Products’ (NYSE: APD) Board of Directors today sent a letter to shareholders in connection with its upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 8:30 a.m. U.S. Eastern Time on January 23, 2025. All Air Products shareholders of record as of the close of business on November 27, 2024, will be entitled to vote at the Annual Meeting.

Air Products urges shareholders to vote “FOR” ONLY Air Products’ nominees on the WHITE proxy card and warns investors that following ISS’ voting recommendation could have a serious negative impact on the Company and their investment, as described in the letter to shareholders.

The full text of the letter to shareholders follows:

AIR PRODUCTS SHAREHOLDERS HAVE TWO CHOICES TO CONSIDER

ACHIEVE STABILITY, GROWTH, AND LONG-TERM VALUE CREATION WITH AIR PRODUCTS’ FIT-FOR-PURPOSE BOARD

OR

RISK LIMITED GROWTH, LONG-TERM VALUE DESTRUCTION, AND AN UNCERTAIN FUTURE WITH MANTLE RIDGE’S NOMINEES WHO HAVE STALE OR INFERIOR EXPERIENCE AND LACK ANY GO-FORWARD PLAN

Dear Fellow Air Products Shareholders:

On January 23rd, you will cast your vote to determine the future of your Company. On the ballot you can make one of two choices.

1.

Supporting the Air Products nominees, who will continue to oversee performance of the base business, a carefully developed and credible two-pillar growth strategy to maximize long-term shareholder value, and a smooth, orderly and deliberate CEO transition.

2.

On the other hand, supporting any of Mantle Ridge’s nominees, who have offered no alternative plan, would remove valuable expertise from the Board and could create significant instability as to the future leadership or strategic direction of the Company.

The stakes could not be higher. We think the choice is clear:

Choice #1: Supporting Air Products’ Superior Nominees Growth, Long-term Value Creation, and Stability	Choice #2: Supporting Mantle Ridge’s Substandard Slate Risk of Limited Growth, Long-term Value Destruction, and an Uncertain Future

✓  Your Board is conducting a smooth, orderly and deliberate CEO transition that will ensure the highest quality candidate to be named President by March 31. At that time, we will also provide a definitive succession timeline for when this leader will become the next Air Products CEO.

×   Mantle Ridge has threatened to immediately fire the CEO and leadership team and replace it with an unqualified CEO candidate who needs to be paired with Dennis Reilley, has no public company chief executive experience, and who was passed over as CEO at his previous employer.

✓ Focus to achieve long term, sustainable, superior shareholder value creation.	× Prioritizing short-term opportunism and unnecessary disruption instead of innovation and investing for the future.

✓ Continued performance of our core industrial gas business.	× Zero plan from Mantle Ridge.

✓  Continued execution of our clean hydrogen strategy: we believe that in the coming 6-12 months we will have our NEOM project in Saudi Arabia fully committed as well as an anchor offtake customer and an equity partner for our Darrow project in Louisiana.

×   Zero plan from Mantle Ridge. If Mantle Ridge is successful, Air Products’ new management team would be faced with either (I) cutting off the clean hydrogen strategy pursued across the industry with no ideas or path to continued growth of an industrial gas platform or (II) attempting to continue our path of executing long-term offtakes with global corporate giants and sovereign-owned entities with an inexperienced, first-time public company CEO.

✓  The Board is currently made up of experienced directors with high integrity, track records of success, and relevant experience.

✓  Our two new nominees, Bhavesh V. (“Bob”) Patel and Alfred Stern, bring international and public company CEO experience and fresh perspective to successfully oversee the execution of our two-pillar growth strategy.

×   Mantle Ridge’s subpar nominees are inferior to the backgrounds of Air Products’ proposed board.

○   Dennis Reilley has very stale operating experience, having last served as an executive 18 years ago, and deeply troubling questions as to whether he repeatedly leaked confidential information to a neighbor from three different boards where he was a director.

○   Paul Hilal has no industry experience and a track record of value destruction and mismanaged succession processes at every one of Mantle Ridge’s public activist campaigns – Aramark, CSX and Dollar Tree.

○   Andrew Evans’ lacks international experience and oversaw the finances of the Vogtle nuclear power plant expansion project as CFO of Southern Company, which was plagued by construction delays and cost overruns – the project was seven years late and $17 billion over budget.

○   Tracy McKibben, whose experience stems largely from serving as an investor and consultant at what appears to be a small firm she founded, served as a director of Imation (now known as Glassbridge). Share prices ranged from a high of $43.60 when Ms. McKibben joined the board, to a low of $0.75, with Imation ultimately being delisted from the New York Stock Exchange.

If Mantle Ridge were to unseat our CEO, Lead Independent Director or two other highly qualified directors from your Board, it could create extraordinary confusion among many of our stakeholders as to the future direction and leadership of the Company, and put our long-term performance at risk. Allowing Mantle Ridge to unwind our capital projects would needlessly cost shareholders billions of dollars, rather than trusting your Board – who with the addition of our two new nominees at our 2025 Annual Meeting will have six of nine directors appointed in the past five years if elected – to continue to sign off-take agreements and undertake an orderly CEO transition.

There is no middle ground – appointing any of Mantle Ridge’s nominees could impede our ability to deliver you the long-term shareholder value that the Company has been positioning for. Protect your investment and the future of the Company by voting the WHITE proxy card “FOR” ONLY Air Products’ full slate of director nominees. Please discard any blue proxy card you may receive from Mantle Ridge.

Thank you for your continued support.

Sincerely,

The Air Products Board of Directors

For more information regarding our Board nominees and strategy, please visit: www.voteairproducts.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ONLY AIR PRODUCTS’ NINE NOMINEES AND PROPOSALS ON THE ENCLOSED WHITE PROXY CARD.

If you have any questions or require any assistance with voting your shares,

please call the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of about $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

Non-GAAP Financial Measures

This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airproducts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com